Exhibit 99.1

Contact:
UPS Media Relations: pr@ups.com
UPS Investor Relations: investor@ups.com

UPS Chief Financial Officer Brian Newman to Depart
Newman to focus on personal health; Company is initiating search for new
Chief Financial Officer

ATLANTA, May 6, 2024 – UPS (NYSE: UPS) announced today that Brian Newman, executive vice president and chief financial officer, will leave the company on June 1. UPS will evaluate internal and external CFO candidates to identify Newman’s successor.

“On behalf of the company and the entire Board of Directors, I thank Brian for his significant contributions to UPS,” said Carol Tomé, UPS chief executive officer. “Brian has been a great partner, having guided the company through unprecedented economic conditions. He is leaving us well-positioned for future growth as we execute our 1+2 strategy and continue to deliver on our purpose. We affirm our full year guidance as previously shared in the last earnings call.”

“I am honored to have served as CFO of such a storied company with so many great leaders around the world,” said Newman. “I am confident in the company’s continued success and growth trajectory. My near-term priority is to focus on my health.”

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About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2023 revenue of $91.0 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 500,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. UPS also takes an unwavering stance in support of diversity, equity and inclusion. More information can be found at ups.com, about.ups.com and investors.ups.com.